Exhibit 99.1

Magnachip Appoints Chae Lee as Chief Executive Officer

Camillo Martino to Continue as Chairman of the Board

SEOUL, South Korea, June 29, 2026 – Magnachip Semiconductor Corporation (NYSE: MX, “Magnachip”) announced the appointment of Chae Lee as Chief Executive Officer, effective July 1, 2026. Lee is also expected to join Magnachip’s Board of Directors following the effective date of his appointment. Lee succeeds Camillo Martino, who has served as Interim Chief Executive Officer since August 2025 and will continue to serve as Chairman of the Board of Directors.

Lee brings more than 30 years of global semiconductor industry experience spanning power semiconductors, power management integrated circuits (PMIC), sensors, audio amplifiers with expertise in applications, sales, marketing, operations and executive leadership. Most recently, he served as Chief Executive Officer of Tagore Technology, a provider of Gallium Nitride (GaN) semiconductor solutions for Radio Frequency (RF) and Power applications. Prior to Tagore, Lee held senior leadership positions at semiconductor companies including Insyte Systems, NXP Semiconductors, and Maxim Integrated Products where he was responsible for strong high-margin revenue growth through innovative product development in its mobility group.

“Chae has a strong background ideally suited to guide Magnachip through its next phase of growth,” said Camillo Martino, Chairman of the Board. “Chae brings a unique combination of deep technical expertise, operational leadership and commercial experience across both power ICs and system solutions. His experience aligns perfectly with Magnachip’s strategy to strengthen our product portfolio, accelerate innovation and expand our presence in high-value power semiconductor markets.”

Martino added, “On behalf of the Board, I would also like to thank our employees for their dedication and resilience over the past year. I look forward to continuing to work closely with Chae and the management team as Chairman.”

“I am honored to join Magnachip at this important point in its evolution,” said Lee. “Magnachip has a strong heritage in power semiconductors, a talented team, valuable manufacturing assets and on a path to developing compelling next-generation products. I believe the Company is well positioned to capitalize on long-term opportunities across AI, data center, industrial, automotive, robotics, communications, computing and consumer applications. I look forward to working closely with the Board and the entire Magnachip organization to build on the progress already underway and create outstanding value for customers, employees and shareholders.”

About Magnachip Semiconductor

Magnachip is a designer and manufacturer of analog and mixed-signal power semiconductor platform solutions for various applications, including industrial, automotive, communication, consumer and computing. The Company provides a broad range of standard products to customers worldwide. Magnachip, with about 45 years of operating history, owns a substantial number of registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

CONTACTS:

Mike Bishop United States (Investor Relations) Bishop IR, LLC Tel. +1-415-891-9633 mike@bishopir.com	Kyeongah Cho Global Marketing Communication Magnachip Semiconductor Tel. +82-2-6903-3179 pr@magnachip.com